WESCAST AND LINAMAR ANNOUNCE

NEW EUROPEAN BUSINESS

BRANTFORD AND GUELPH, Ontario, February 7, 2003 – Weslin Industries Inc. located in Oroszlany, Hungary, a joint venture between Wescast Industries Inc. (Nasdaq:WCST; TSX:WCS.A) and Linamar Corporation (TSX:LNR), has been chosen to supply machined exhaust manifolds for Volkswagen’s 2.0L diesel engine program and Renault’s 1.5L diesel engine program.

A 5-year agreement has been reached with Volkswagen.  Commencing in 2003, Weslin will provide machined manifolds to Volkswagen’s Exhaust Systems Business Unit for hot-end system assembly.  Once fully ramped up in 2004, Weslin will supply approximately 200,000 manifolds annually.  Volkswagen’s Exhaust Systems Business Unit will supply their engine plant in Polkowice, Poland who in turn will ship to several of Volkswagen's assembly plants for use on the PQ 24 Polo platform (Skoda Fabia, SEAT Ibiza) and the PQ 35 platform (Golf 5, SEAT Leon/Toledo and Skoda Octavia).

“This an important contract for Weslin as it is the first time we are shipping directly to Volkswagen as a Tier 1 supplier,” said Ray Finnie, President and CEO of Wescast Industries Inc.  “We are delighted with this new business opportunity in the competitive European automotive market.”

Weslin will also supply machined manifolds for the Renault 1.5L diesel engine program commencing in 2004 for a minimum of 4 years.  Once ramped up in 2006, Weslin will supply approximately 400,000 manifolds annually.  Shipments to Renault’s Valladolid, Spain engine plant will be used in the Renault Clio, Megane and Kangoo.  This will be one of the future core diesel engines for the Renault/Nissan alliance.

“The contract with Renault is an important step forward as Weslin builds our customer base,” said Linda Hasenfratz, President and CEO of Linamar Corporation.  “We are very pleased to have taken yet another significant stride in the competitive European automotive market.”

Weslin Industries Inc. is a European joint venture operation between Wescast Industries Inc. and Linamar Corporation and was established in 1999 for the sales, design and manufacture of iron automotive castings for the European market.  Linamar Corporation designs, develops and manufacturers precision machined components, modules and assemblies for brakes, engines, steering and suspension, and transmission applications for sale to OEM manufacturers and Tier 1 customers for the North America and European car and light to heavy truck markets.

Wescast Industries Inc. is a world leader in manufacturing iron exhaust manifolds for the light vehicle and truck industry.  Both companies are headquartered in southwestern Ontario.

For further information please contact:

Mr. Ray Finnie

Linda Hasenfratz

President & CEO

President & CEO

Wescast Industries Inc.

Linamar Corporation

(519) 750-0000

(519) 836-7550

Forward Looking Statements

Weslin and its representatives may periodically make written or oral statements that are "forward-looking", including statements included in this news release and in our filings with applicable Securities Commissions and in reports to our stockholders.  These statements may be identified by words such as "believe,” "anticipate," "project,” “expect," "intend" or other similar expressions, and include all statements which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results). Such statements involve risks and uncertainties that may cause unanticipated events and actually evolve to be materially different from those either expressed or implied.  These factors include, but are not limited to, risks associated with the automotive industry, production, marketing and transportation such as loss of market, volatility of prices, currency fluctuations, environmental risks, competition from other producers and ability to access sufficient capital from internal and external sources; as a consequence, actual results may differ materially from those anticipated in the forward-looking statements. For more detailed information regarding these risks you may refer to Weslin’s publicly filed documents with applicable Canadian securities authorities and the U.S. Securities and Exchange Commission.  Weslin undertakes no obligation to update any of these forward-looking statements.